As filed with the Securities and Exchange Commission on December 7, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

SuccessFactors, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	94-3398453
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)
SuccessFactors, Inc.
1500 Fashion Island Blvd., Suite 300
San Mateo, California 94404
(650) 645-2000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
2001 Stock Option Plan
2007 Equity Incentive Plan
(Full title of the plans)
Lars Dalgaard
President and Chief Executive Officer
SuccessFactors, Inc.
1500 Fashion Island Blvd., Suite 300
San Mateo, California 94404
(650) 645-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Please send copies of all communications to:
Julian K. Ong, Esq.
Vice President, General Counsel and Secretary
SuccessFactors, Inc.
1500 Fashion Island Blvd., Suite 300
San Mateo, California 94404
(650) 645-2000
Jeffrey R. Vetter, Esq.
William R. Schreiber, Esq.
Fenwick & West LLP
801 California Street
Mountain View, California 94041
(650) 988-8500
CALCULATION OF REGISTRATION FEE

			Proposed Maximum		Proposed Maximum		Amount of
Title of Each Class of Securities	Amount to be		Offering Price		Aggregate Offering		Registration
to be Registered	Registered (1)		Per Unit		Price		Fee
Common Stock, $0.001 par value	6,114,320	(2)	$13.15	(3)	$80,403,308.00	(3)	$2,468.39
Common Stock, $0.001 par value	12,525,359	(4)	$4.88	(5)	$61,123,751.92	(5)	$1,876.50
Common Stock, $0.001 par value	1,104,031	(6)	$13.15	(3)	$14,518,007.65	(3)	$445.71
Total	19,743,710				$156,045,067.57		$4,790.60

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Registrant’s 2001 Stock Option Plan or 2007 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)	Represents shares available for grant or issuance, but not yet granted or subject to purchase rights as of the date of this Registration Statement, under the Registrant’s 2007 Equity Incentive Plan.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act and based upon the average of the high and low sales prices reported on the NASDAQ Global Market on December 3, 2007.

(4)	Represents shares subject to stock options granted under the Registrant’s 2001 Stock Option Plan outstanding as of November 19, 2007.

(5)	Represents the weighted average exercise price (rounded to the nearest cent) for outstanding stock options described in note 4 above pursuant to Rule 457(h) under the Securities Act. The offering price is estimated solely for purposes of calculating the registration fee.

(6)	Represents shares of the Registrant’s common stock being registered for resale that have been previously issued to the selling stockholders named in this Registration Statement pursuant to the exercise of stock options granted under the Registrant’s 2001 Stock Option Plan.

EXPLANATORY NOTE
Under cover of this Registration Statement on Form S-8 (the “Form S-8”) is a prospectus for common stock of SuccessFactors, Inc. prepared in accordance with Part I of Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”). This prospectus has been prepared pursuant to General Instruction C of Form S-8, in accordance with the requirements of Part I of Form S-3, and may be used for reoffers and resales on a continuous or delayed basis in the future of up to an aggregate of 1,104,031 shares of common stock that have been issued to certain current and former employees and directors of SuccessFactors, Inc. prior to the filing of this Form S-8 and that constitute “restricted securities” or “control securities” within the meaning of the Form S-8.
This Form S-8 relates to (i) 6,114,320 shares of common stock to be issued in the future under the SuccessFactors, Inc. 2007 Equity Incentive Plan, (ii) 12,525,359 shares of common stock to be issued in the future upon the exercise of outstanding stock options under the SuccessFactors, Inc. 2001 Stock Option Plan (the “2001 Plan”) and (iii) the resale of 1,104,031 shares of common stock previously issued pursuant to the exercise of stock options under the 2001 Plan to the selling stockholders named in the resale prospectus included in this Form S-8 as described above. The holders of 1,104,031 shares of common stock that are being registered in this Form S-8 are subject to lock-up agreements or market standoff provisions that prohibit them from offering for sale, selling, granting any stock option for the sale of, transferring or otherwise disposing of such shares for a period of at least 180 days as described in “Shares Eligible for Future Sale – Lock-Up Agreements” in SuccessFactors, Inc.’s prospectus filed on November 20, 2007 with the Securities and Commission (the “SEC” or the “Commission”).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information. (1)
Item 2. Registrant Information and Employee Plan Annual Information. (1)

(1)	Information required by this Item to be contained in the Section 10(a) prospectus is omitted from this Form S-8 in accordance with Rule 428 under the Securities Act and the instructions to Form S-8. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Form S-8 or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

A prospectus prepared pursuant to General Instruction C of Form S-8, in accordance with the requirements of Part I of Form S-3, which covers reoffers and resales on a continuous or delayed basis of 1,104,031 shares of common stock previously issued to the selling stockholders named in this Form S-8 pursuant to the exercise of stock options granted under the 2001 Plan is set forth below.

SuccessFactors, Inc.
1,104,031 SHARES
COMMON STOCK, PAR VALUE $0.001
     This prospectus relates to 1,104,031 shares of common stock of SuccessFactors, Inc. (“SuccessFactors”) that may be offered from time to time by certain selling stockholders named in this prospectus (the “Selling Stockholders”) for their own accounts. Each of the Selling Stockholders acquired these shares of common stock pursuant to the exercise of stock options granted under the SuccessFactors 2001 Stock Option Plan (the “2001 Plan”).
     The Selling Stockholders may sell the shares in the open market at prevailing market prices on the NASDAQ Global Market, or in private transactions at negotiated prices. The Selling Stockholders may sell the shares directly, or may sell them through underwriters, brokers or dealers. SuccessFactors will not receive any of the proceeds from sales made under this prospectus. SuccessFactors is paying the expenses incurred in registering these shares, but all selling and other expenses incurred by each of the Selling Stockholders will be borne by that Selling Stockholder.
     Our common stock is traded on the NASDAQ Global Market under the symbol “SFSF.”
     See “Risk Factors” beginning on page I-7 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 7, 2007

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.
     Except where the context requires otherwise, in this prospectus “company,” “SuccessFactors,” “Registrant,” “we,” “us” and “our” refer to SuccessFactors, Inc., a Delaware corporation, and where appropriate, its subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus includes or incorporates by reference forward-looking statements. All statements contained in this prospectus and the documents incorporated by reference other than statements of historical facts, including statements regarding our future results of operations and financial position, our business strategy and plans and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.
     We cannot guarantee future results, levels of activity, performance or achievements. Except as required under applicable law, we are under no duty to update any of these forward-looking statements after the date of this prospectus to conform these statements to actual results or revised expectations.

THE COMPANY
     SuccessFactors is the leading provider of on-demand performance and talent management software solutions that enable organizations to optimize the performance of their people to drive business results. We deliver our application suite on demand to organizations of all sizes across all industries and geographies. We strive to delight our customers by delivering innovative solutions, a broad range of performance and talent management content, process expertise and best practices knowledge gained from serving our large and varied customer base. We have over 1,300 customers across over 60 industries, with more than two million end users in over 150 countries using our application suite in 18 languages. Our customer base has organizations with as few as three and as many as 85,000 end users, including American Airlines, Inc., American Electric Power Service Corporation, AmerisourceBergen Corporation, Kimberly-Clark Corporation, Lowe’s Companies, Inc., Quintiles Transnational Corp., Sutter Health, Textron Inc., T-Mobile USA, Inc., U.S. Postal Inspection Service and Wachovia Corporation.
     We were incorporated in Delaware on May 23, 2001 as Success Acquisition Corporation and have been doing business as SuccessFactors, Inc. In April 2007, we changed our name to SuccessFactors, Inc. Our principal executive offices are located at 1500 Fashion Island Blvd., Suite 300, San Mateo, California 94404, and our telephone number is (650) 645-2000. Our website address is www.successfactors.com. The information on, or that can be accessed through, our website is not part of this prospectus.
     “SuccessFactors” and the SuccessFactors logo are trademarks of SuccessFactors. Other service marks, trademarks and tradenames referred to in this prospectus are the property of their respective owners.

RISK FACTORS
     Investing in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus before deciding to invest in shares of our common stock. If any of the following risks actually occurs, our business, financial condition, results of operations and future prospects could be materially and adversely affected. In that event, the market price of our common stock could decline and you could lose part or even all of your investment.
Risk Related to Our Business and Industry
     We have a history of losses, we expect to continue to incur losses and we may not achieve or sustain profitability in the future.
     We have incurred significant losses in each fiscal period since our inception in 2001. We incurred net losses of $5.3 million in 2004, $20.8 million in 2005, $32.0 million in 2006 and $49.2 million in the nine months ended September 30, 2007. At September 30, 2007, we had an accumulated deficit of $115.0 million. These losses and accumulated deficit were due to the substantial investments we made to grow our business and acquire customers. For example, our sales and marketing expenses were 127% of revenue in 2005, 99% in 2006 and 112% in the nine months ended September 30, 2007. We expect our operating expenses to increase in the future due to our expected increased sales and marketing expenses, operations costs and general and administrative costs and therefore we expect our losses to continue to increase for the foreseeable future. Furthermore, to the extent we are successful in increasing our customer base, we will also incur increased losses because costs associated with generating customer agreements are generally incurred up front, while revenue is generally recognized ratably over the term of the agreement. You should not consider our recent revenue growth as indicative of our future performance. Accordingly, we cannot assure you that we will achieve profitability in the future or that, if we do become profitable, we will sustain profitability.
     Our independent registered public accounting firm identified numerous material audit adjustments, all of which we subsequently recorded, and noted certain material weaknesses in our internal control over financial reporting. Failure to achieve and maintain effective internal control over financial reporting could result in our failure to accurately report our financial results.
     During the audit of our consolidated financial statements for the three-year period ended December 31, 2005, our independent registered public accounting firm noted in its report to our audit committee that we had several material weaknesses in our internal controls over financial reporting. In addition to these material weaknesses, our independent registered public accounting firm also commented on our lack of accounting policies and process narratives and our lack of segregation of duties.
     In connection with the audit of our consolidated financial statements, our independent registered public accounting firm noted a material weakness in its report to our audit committee relating to an insufficient number of permanent and adequately-experienced accounting staff. In addition to this material weakness, our independent registered public accounting firm noted two significant deficiencies in our internal control over financial reporting related to our lack of certain formal accounting policies and process narratives and our lack of segregation of duties. This material weakness resulted in a number of audit adjustments to our consolidated financial statements for 2006 that were noted during the course of the audit.
     We are in the process of taking steps intended to remedy these material weaknesses and significant deficiencies. Since these material weaknesses and significant deficiencies relate in large part to inadequate staffing, we are addressing them through hiring additional accounting and finance personnel. We will not be able to fully address this material weakness and these significant deficiencies until these steps have been completed. If we fail to further increase and maintain the number and expertise of our staff for our accounting and finance functions and to improve and maintain internal control over financial reporting adequate to meet the demands that will be placed upon us as a public company, including the requirements of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, we may be unable to report our financial results accurately and prevent fraud.

     Furthermore, the rules of the Commission, require that, as a publicly-traded company, we file periodic reports containing our financial statements within a specified time following the completion of quarterly and annual periods. In addition, commencing with our fiscal year ending December 31, 2008, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our compliance with Section 404 of the Sarbanes-Oxley Act will require that we incur substantial accounting expense and expend significant management efforts. Prior to our initial public offering on November 19, 2007, we have never been required to test our internal controls within a specified period, and, as a result, we may experience difficulty in meeting these reporting requirements in a timely manner, particularly if a material weakness or significant deficiencies persist. If we are not able to comply with the SEC reporting requirements or the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, or if we or our independent registered public accounting firm continues to note or identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the stock exchange upon which our common stock is listed, the SEC or other regulatory authorities, which would require additional financial and management resources.
     Even if we are able to report our financial statements accurately and timely, if we do not make all the necessary improvements to address the material weakness, continued disclosure of a material weakness will be required in future filings with the SEC, which could cause our reputation to be harmed and our stock price to decline.
     Because we recognize revenue from our customers over the term of their agreements, downturns or upturns in sales may not be immediately reflected in our operating results.
     We recognize revenue over the terms of our customer agreements, which typically range from one to three years. As a result, most of our quarterly revenue results from agreements entered into during previous quarters. Consequently, a shortfall in demand for our application suite in any quarter may not adversely affect our revenue for that quarter, but will negatively affect revenue in future quarters. In particular, if such a shortfall were to occur in our fourth quarter, it may be more difficult for us to increase our customer sales to recover from such a shortfall as we have historically entered into a significant portion of our customer agreements during the fourth quarter. In addition, we may be unable to adjust our cost structure to reflect reduced revenue. Accordingly, the effect of significant downturns in sales of our application suite may not be fully reflected in our results of operations until future periods. Our subscription model also makes it difficult for us to rapidly increase our revenue through additional sales in any period, as revenue from new customers must be recognized over the applicable subscription term.
     Because we recognize revenue from our customers over the term of their agreements but incur most costs associated with generating customer agreements upfront, rapid growth in our customer base will result in increased losses.
     Because the expenses associated with generating customer agreements are generally incurred up front, but the resulting revenue is recognized over the life of the customer agreement, increased growth in the number of customers will result in our recognition of more costs than revenue in the earlier periods of the terms of our agreements even though the customer is expected to be profitable for us over the term of the agreement.
     Our business depends substantially on customers renewing their agreements and purchasing additional modules or users from us. Any decline in our customer renewals would harm our future operating results.
     In order for us to improve our operating results, it is important that our customers renew their agreements with us when the initial contract term expires and also purchase additional modules or additional users. Our customers have no obligation to renew their subscriptions after the initial subscription period, and we cannot assure you that customers will renew subscriptions at the same or higher level of service, if at all. Although our renewal rates have been high historically, some of our customers have elected not to renew their agreements with us. Moreover, under some circumstances, some of our customers have the right to cancel their agreements prior to the expiration of the term. Our customers’ renewal rates may decline or fluctuate as a result of a number of factors, including their satisfaction or dissatisfaction with our application suite, pricing, the prices of competing products or services, mergers and acquisitions affecting our customer base, or reductions in our customers’ spending levels. If our customers do not renew their subscriptions, renew on less favorable terms or fail to purchase additional modules or users, our revenue may decline, and we may not realize significantly improved operating results from our customer base.
     We have limited experience with respect to our pricing model. If the prices we charge for our application suite are unacceptable to our customers, our revenue and operating results may be harmed.
     We have limited experience with respect to determining the appropriate prices for our application suite. As the market for our solution matures, or as new competitors introduce new products or services that compete with ours, we may be unable to renew our agreements with existing customers or attract new customers at the same price or based on the same pricing model as we have used historically. In addition, we have only recently commercially introduced certain of our modules. As a result, in the future it is possible that competitive dynamics in our market may require us to change our pricing model or reduce our prices, which could have a material adverse effect on our revenue, gross margin and other operating results.
     We have derived a substantial majority of our subscription revenue from sales of our performance management and goal management modules. If these modules are not widely accepted by new customers, our operating results will be harmed.
     We have derived a substantial majority of our historical revenue from sales of our Performance Management and Goal Management modules. If these modules do not remain competitive, or if we experience pricing pressure or reduced demand for these modules, our future revenue could be negatively affected, which would harm our future operating results.
     We have experienced rapid growth in recent periods. If we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of service or adequately address competitive challenges.
     We have recently experienced a period of rapid growth in our headcount and operations. For example, we grew from 188 employees at December 31, 2005 to 697 employees at September 30, 2007. We have also increased the size of our customer base from 341 customers at December 31, 2005 to over 1,400 customers at September 30, 2007. We anticipate that we will further expand our operations. This growth has placed, and future growth will place, a significant strain on our management, administrative, operational and financial infrastructure. Our success will depend in part on our ability to manage this growth effectively. To manage the expected growth of our operations and personnel, we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures. Failure to effectively manage growth could result in difficulty in implementing customers, declines in quality or customer satisfaction, increases in costs, difficulties in introducing new features or other operational difficulties, and any of these difficulties could adversely impact our business performance and results of operations.
     Failure to adequately expand our direct sales force and develop and expand our indirect sales channel will impede our growth.
     We will need to continue to expand our sales and marketing infrastructure in order to grow our customer base and our business. We plan to continue to expand our direct sales force and engage additional third-party channel partners, both domestically and internationally. Identifying and recruiting these people and entities and training them in the use of our application suite require significant time, expense and attention. This expansion will require us to invest significant financial and other resources. We typically have no long-term agreements or minimum purchase commitments with any of our channel partners, and our agreements with these channel partners do not prohibit them from offering products or services that compete with ours. Our business will be seriously harmed if our efforts to expand our direct and indirect sales channels do not generate a corresponding significant increase in revenue. In particular, if we are unable to hire, develop and retain talented sales personnel or if our new direct sales personnel are unable to achieve desired productivity levels in a reasonable period of time, we may not be able to significantly increase our revenue and grow our business.

     If our security measures are breached or unauthorized access to customer data is otherwise obtained, our application suite may be perceived as not being secure, customers may curtail or stop using our application suite, and we may incur significant liabilities.
     Our operations involve the storage and transmission of our customers’ confidential information, and security breaches could expose us to a risk of loss of this information, litigation, indemnity obligations and other liability. If our security measures are breached as a result of third-party action, employee error, malfeasance or otherwise, and, as a result, someone obtains unauthorized access to our customers’ data, including personally identifiable information regarding users, our reputation will be damaged, our business may suffer and we could incur significant liability. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. If an actual or perceived breach of our security occurs, the market perception of the effectiveness of our security measures could be harmed and we could lose potential sales and existing customers.
     Because our application suite collects, stores and reports personal information of job applicants and employees, privacy concerns could result in liability to us or inhibit sales of our application suite.
     Many federal, state and foreign government bodies and agencies have adopted or are considering adopting laws and regulations regarding the collection, use and disclosure of personal information. Because many of the features of our application suite collect, store and report on personal information, any inability to adequately address privacy concerns, even if unfounded, or comply with applicable privacy laws, regulations and policies, could result in liability to us, damage our reputation, inhibit sales and harm our business.
     Furthermore, the costs of compliance with, and other burdens imposed by, such laws, regulations and policies that are applicable to the businesses of our customers may limit the use and adoption of our application suite and reduce overall demand for it. Privacy concerns, whether or not valid, may inhibit market adoption of our application suite in certain industries.
     The market for our application suite depends on widespread adoption of strategic HR software.
     Widespread adoption of our solution depends on the widespread adoption of strategic HR software by organizations. Because we believe that most organizations have not adopted strategic HR functions, it is uncertain whether they will purchase software or on-demand applications for this function. Accordingly, we cannot assure you that an on-demand model for strategic HR software will achieve and sustain the high level of market acceptance that is critical for the success of our business.
     The market for on-demand applications is at an early stage of development, and if it does not develop or develops more slowly than we expect, our business will be harmed.
     The market for on-demand applications is at an early stage of development, and these applications may not achieve and sustain high levels of demand and market acceptance. Our success will depend on the willingness of organizations to increase their use of on-demand applications. Many companies have invested substantial personnel and financial resources to integrate traditional enterprise software into their businesses, and therefore may be reluctant or unwilling to migrate to on-demand applications. We have encountered customers in the past that have been unwilling to subscribe to our application suite because they could not install it on their premises. Other factors that may affect the market acceptance of on-demand applications include:
•	perceived security capabilities and reliability;

•	perceived concerns about ability to scale operations for large enterprise customers;

•	concerns with entrusting a third party to store and manage critical employee data; and

•	the level of configurability of on-demand applications.

     If organizations do not perceive the benefits of on-demand applications, then the market for these applications may not develop further, or it may develop more slowly than we expect, either of which would adversely affect our business.
     The market in which we participate is intensely competitive, and if we do not compete effectively, our operating results could be harmed.
     The market for human resources applications is fragmented, rapidly evolving and highly competitive, with relatively low barriers to entry in some segments. Many of our competitors and potential competitors are larger and have greater name recognition, much longer operating histories, larger marketing budgets and significantly greater resources than we do, and with the introduction of new technologies and market entrants, we expect competition to intensify in the future. If we fail to compete effectively, our business will be harmed. Some of our principal competitors offer their products or services at a lower price, which has resulted in pricing pressures. If we are unable to achieve our target pricing levels, our operating results would be negatively impacted. In addition, pricing pressures and increased competition generally could result in reduced sales, reduced margins, losses or the failure of our application suite to achieve or maintain more widespread market acceptance, any of which could harm our business.
     We face competition from paper-based processes and desktop software tools. We also face competition from custom-built software that is designed to support the needs of a single organization, and from third-party human resources application providers. These software vendors include, without limitation, Authoria, Inc., Cornerstone OnDemand, Inc., Halogen Software Inc., Kenexa Corporation, Oracle Corporation, Plateau Systems, Ltd., Salary.com, Inc., SAP AG, Softscape, Inc., StepStone Solutions GmbH, SumTotal Systems Inc., Taleo Corporation and Vurv Technology (formerly Recruitmax).
     Many of our competitors are able to devote greater resources to the development, promotion and sale of their products and services. In addition, many of our competitors have established marketing relationships, access to larger customer bases and major distribution agreements with consultants, system integrators and resellers. Moreover, many software vendors could bundle human resources products or offer them at a low price as part of a larger product sale. In addition, some competitors may offer software that addresses one or a limited number of strategic human resource functions at lower prices or with greater depth than our application suite. As a result, our competitors might be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or customer requirements. Further, some potential customers, particularly large enterprises, may elect to develop their own internal solutions. For all of these reasons, we may not be able to compete successfully against our current and future competitors.
     Our quarterly results can fluctuate and, if we fail to meet the expectations of analysts or investors, our stock price and the value of your investment could decline substantially.
     Our quarterly financial results may fluctuate as a result of a variety of factors, many of which are outside of our control. If our quarterly financial results fall below the expectations of investors or any securities analysts who follow our stock, the price of our common stock could decline substantially. Fluctuations in our quarterly financial results may be caused by a number of factors, including, but not limited to, those listed below:
•	our ability to attract new customers;

•	customer renewal rates;

•	the extent to which customers increase or decrease the number of modules or users upon any renewal of their agreements;

•	the level of new customers as compared to renewal customers in a particular period;

•	the addition or loss of large customers, including through acquisitions or consolidations;

•	the mix of customers between small, mid-sized and enterprise customers;

•	changes in our pricing policies or those of our competitors;

•	seasonal variations in the demand for our application suite, which has historically been highest in the fourth quarter of a year;

•	the amount and timing of operating expenses, particularly sales and marketing, related to the maintenance and expansion of our business, operations and infrastructure;

•	the timing and success of new product and service introductions by us or our competitors or any other change in the competitive dynamics of our industry, including consolidation among competitors, customers or strategic partners;

•	network outages or security breaches;

•	the timing of expenses related to the development or acquisition of technologies or businesses and potential future charges for impairment of goodwill from acquired companies; and

•	general economic, industry and market conditions.
     We believe that our quarterly results of operations, including the levels of our revenue and changes in deferred revenue, may vary significantly in the future and that period-to-period comparisons of our operating results may not be meaningful. You should not rely on the results of any one quarter as an indication of future performance.
     The market for our application suite among large customers may be limited if they require customized features or functions that we do not intend to provide.
     Prospective customers, especially large enterprise customers, may require customized features and functions unique to their business processes. If prospective customers require customized features or functions that we do not offer, then the market for our application suite will be more limited among these types of customers and our business could suffer.
     We depend on our management team, particularly our Chief Executive Officer and our development personnel, and the loss of one or more key employees or groups could harm our business and prevent us from implementing our business plan in a timely manner.
     Our success depends largely upon the continued services of our executive officers, particularly our Chief Executive Officer, and other key employees. From time to time, there may be changes in our executive management team resulting from the hiring or departure of executives, which could disrupt our business. We are also substantially dependent on the continued service of our existing development personnel because of the complexity of our application suite and technologies.
     We do not have employment agreements with any of our personnel that require these personnel to continue to work for us for any specified period and, therefore, they could terminate their employment with us at any time. We do not maintain key person life insurance policies on any of our employees. The loss of one or more of our key employees or groups could seriously harm our business.
     If we cannot maintain our corporate culture as we grow, we could lose the innovation, teamwork, passion and focus on execution that we believe contribute to our success, and our business may be harmed.
     We believe that a critical contributor to our success has been our corporate culture, which we believe fosters innovation, teamwork, passion for customers and focus on execution. As we grow and change, we may find it difficult to maintain these important aspects of our corporate culture. Any failure to preserve our culture could also negatively affect our ability to retain and recruit personnel, and otherwise adversely affect our future success.

     Our growth depends in part on the success of our strategic relationships with third parties.
     We anticipate that we will continue to depend on various third-party relationships in order to grow our business. In addition to growing our indirect sales channels, we intend to pursue additional relationships with other third parties, such as technology and content providers and implementation partners. Identifying partners, negotiating and documenting relationships with them require significant time and resources as does integrating third-party content and technology. Our agreements with technology and content providers are typically non-exclusive and do not prohibit them from working with our competitors or from offering competing services. Our competitors may be effective in providing incentives to third parties to favor their products or services or to prevent or reduce subscriptions to our application suite.
     If we are unsuccessful in establishing or maintaining our relationships with these third parties, our ability to compete in the marketplace or to grow our revenue could be impaired and our operating results would suffer. Even if we are successful, we cannot assure you that these relationships will result in increased customer usage of our application suite or revenue.
     We rely on a small number of third-party service providers to host and deliver our application suite, and any interruptions or delays in services from these third parties could impair the delivery of our application suite and harm our business.
     We currently host our application suite from three data centers — one located in the United States and two in Europe. We do not control the operation of any of these facilities, and we do not have a backup facility in case one of these facilities ceases to operate. These facilities are vulnerable to damage or interruption from natural disasters, fires, power loss, telecommunications failures and similar events. They are also subject to break-ins, computer viruses, sabotage, intentional acts of vandalism and other misconduct. The occurrence of a natural disaster or an act of terrorism, a decision to close the facilities without adequate notice or other unanticipated problems could result in lengthy interruptions, which would have a serious adverse impact on our business. Additionally, our data center agreements are of limited duration and are subject to early termination rights in certain circumstances, and the providers of our data centers have no obligation to renew their agreements with us on commercially reasonable terms, or at all.
     We also depend on access to the Internet through third-party bandwidth providers to operate our business. If we lose the services of one or more of our bandwidth providers for any reason, we could experience disruption in delivering our application suite or we could be required to retain the services of a replacement bandwidth provider.
     Our operations also rely heavily on the availability of electricity, which also comes from third-party providers. If we or the third-party data center facilities that we use to deliver our services were to experience a major power outage or if the cost of electricity were to increase significantly, our operations could be harmed. If we or our third-party data centers were to experience a major power outage, we would have to rely on back-up generators, which might not work properly or might not provide an adequate supply during a major power outage. Such a power outage could result in a disruption of our business.
     If our application suite fails to perform properly, our reputation will be harmed, our market share would decline and we could be subject to liability claims.
     The software used in our application suite is inherently complex and may contain material defects or errors. Any defects in product functionality or that cause interruptions in the availability of our application suite could result in:
•	lost or delayed market acceptance and sales;

•	breach of warranty claims;

•	sales credits or refunds to our customers;

•	loss of customers;

•	diversion of development and customer service resources; and

•	injury to our reputation.

     The costs incurred in correcting any material defects or errors might be substantial and could adversely affect our operating results.
     Because of the large amount of data that we collect and manage, it is possible that hardware failures or errors in our systems could result in data loss or corruption, or cause the information that we collect to be incomplete or contain inaccuracies that our customers regard as significant. Furthermore, the availability of our application suite could be interrupted by a number of factors, including customers’ inability to access the Internet, the failure of our network or software systems, security breaches or variability in user traffic for our application suite. We may be required to issue credits or refunds or indemnify or otherwise be liable to our customers for damages they may incur resulting from certain of these events. In addition to potential liability, if we experience interruptions in the availability of our application suite, our reputation could be harmed and we could lose customers.
     Our errors and omissions insurance may be inadequate or may not be available in the future on acceptable terms, or at all. In addition, our policy may not cover any claim against us for loss of data or other indirect or consequential damages and defending a suit, regardless of its merit, could be costly and divert management’s attention.
     We rely on third-party computer hardware and software that may be difficult to replace or which could cause errors or failures of our service.
     We rely on computer hardware, purchased or leased, and software licensed from third parties in order to deliver our application suite. This hardware and software may not continue to be available on commercially reasonable terms, or at all. Any loss of the right to use any of this hardware or software could result in delays in our ability to provide our application suite until equivalent technology is either developed by us or, if available, identified, obtained and integrated, which could harm our business. In addition, errors or defects in third-party hardware or software used in our application suite could result in errors or a failure of our application suite, which could harm our business.
     If we are not able to develop enhancements and new features that achieve market acceptance or that keep pace with technological developments, our business will be harmed.
     Our ability to attract new customers and increase revenue from existing customers will depend in large part on our ability to enhance and improve our existing application suite and to introduce new features. The success of any enhancement or new product depends on several factors, including timely completion, introduction and market acceptance. Any new feature or module that we develop or acquire may not be introduced in a timely or cost-effective manner and may not achieve the broad market acceptance necessary to generate significant revenue. If we are unable to successfully develop or acquire new features or modules or to enhance our existing application suite to meet customer requirements, our business and operating results will be adversely affected.
     Because we designed our application suite to operate on a variety of network, hardware and software platforms using standard Internet tools and protocols, we will need to continuously modify and enhance our application suite to keep pace with changes in Internet-related hardware, software, communication, browser and database technologies. If we are unable to respond in a timely manner to these rapid technological developments in a cost-effective manner, our application suite may become less marketable and less competitive or obsolete and our operating results may be negatively impacted.
     If we fail to develop widespread brand awareness cost-effectively, our business may suffer.
     We believe that developing and maintaining widespread awareness of our brand in a cost-effective manner is critical to achieving widespread acceptance of our application suite and attracting new customers. Brand promotion activities may not generate customer awareness or increase revenue, and even if they do, any increase in revenue may not offset the expenses we incur in building our brand. If we fail to successfully promote and maintain our brand, or incur substantial expenses, we may fail to attract or retain customers necessary to realize a sufficient return on our brand-building efforts, or to achieve the widespread brand awareness that is critical for broad customer adoption of our application suite.

     Because our long-term success depends, in part, on our ability to expand the sales of our application suite to customers located outside of the United States, our business will be susceptible to risks associated with international operations.
     A key element of our growth strategy is to expand our international operations and develop a worldwide customer base. To date, we have not realized a material portion of our revenue from customers outside the United States. Operating in international markets requires significant resources and management attention and will subject us to regulatory, economic and political risks that are different from those in the United States. Because of our limited experience with international operations, we cannot assure you that our international expansion efforts will be successful. In addition, we will face risks in doing business internationally that could adversely affect our business, including:
•	our ability to comply with differing technical and certification requirements outside the United States;

•	difficulties and costs associated with staffing and managing foreign operations;

•	greater difficulty collecting accounts receivable and longer payment cycles;

•	unexpected changes in regulatory requirements;

•	the need to adapt our application suite for specific countries;

•	difficulties in understanding and complying with local laws, regulations and customs in foreign jurisdictions;

•	tariffs, export controls and other non-tariff barriers such as quotas and local content rules;

•	more limited protection for intellectual property rights in some countries;

•	adverse tax consequences;

•	fluctuations in currency exchange rates;

•	restrictions on the transfer of funds; and

•	new and different sources of competition.
     Our failure to manage any of these risks successfully could harm our existing and future international operations and seriously impair our overall business.
     Because competition for our target employees is intense, we may not be able to attract and retain the quality employees we need to support our planned growth.
     Our future success will depend, to a significant extent, on our ability to attract and retain high quality personnel. Competition for qualified management, technical and other personnel is intense, and we may not be successful in attracting and retaining such personnel. If we fail to attract and retain qualified employees, our ability to grow our business could be harmed.
     Any failure to protect our intellectual property rights could impair our ability to protect our proprietary technology and our brand.
     Our success and ability to compete depend in part upon our intellectual property. We primarily rely on patent, copyright, trade secret and trademark laws, trade secret protection and confidentiality or license agreements with our employees, customers, partners and others to protect our intellectual property rights. However, the steps we take to protect our intellectual property rights may be inadequate. We currently have only one issued patent.

     In order to protect our intellectual property rights, we may be required to spend significant resources to monitor and protect these rights. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming and distracting to management and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights. Our failure to secure, protect and enforce our intellectual property rights could seriously harm our brand and adversely impact our business.
     We may be sued by third parties for alleged infringement of their proprietary rights.
     There is considerable patent and other intellectual property development activity in our industry. Our success depends upon our not infringing upon the intellectual property rights of others. Our competitors, as well as a number of other entities and individuals, may own or claim to own intellectual property relating to our industry. From time to time, third parties may claim that we are infringing upon their intellectual property rights, and we may be found to be infringing upon such rights. In the future, we may receive claims that our application suite and underlying technology infringe or violate the claimant’s intellectual property rights. However, we may be unaware of the intellectual property rights of others that may cover some or all of our technology or application suite. Any claims or litigation could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages or ongoing royalty payments, prevent us from offering our services, or require that we comply with other unfavorable terms. We may also be obligated to indemnify our customers or business partners in connection with any such litigation and to obtain licenses, modify products, or refund fees, which could further exhaust our resources. In addition, we may pay substantial settlement costs which could include royalty payments in connection with any claim or litigation, whether or not successfully asserted against us. Even if we were to prevail, any litigation regarding our intellectual property could be costly and time-consuming and divert the attention of our management and key personnel from our business operations.
     Our use of open source and third-party technology could impose limitations on our ability to commercialize our application suite.
     We use open source software in our application suite. Although we monitor our use of open source software closely, the terms of many open source licenses have not been interpreted by United States courts, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to market our application suite. In such event, we could be required to seek licenses from third parties in order to continue offering our application suite, to re-engineer our technology or to discontinue offering our application suite in the event re-engineering cannot be accomplished on a timely basis, any of which could adversely affect our business, operating results and financial condition. We also incorporate certain third-party technologies into our application suite and may desire to incorporate additional third-party technologies in the future. Licenses to new third-party technology may not be available to us on commercially reasonable terms, or at all.
     Changes in laws and/or regulations related to the Internet or changes in the Internet infrastructure itself may cause our business to suffer.
     The future success of our business depends upon the continued use of the Internet as a primary medium for commerce, communication and business applications. Federal, state or foreign government bodies or agencies have in the past adopted, and may in the future adopt, laws or regulations affecting data privacy and the use of the Internet as a commercial medium. In addition, government agencies or private organizations may begin to impose taxes, fees or other charges for accessing the Internet. These laws or charges could limit the growth of Internet-related commerce or communications generally, result in a decline in the use of the Internet and the viability of Internet-based applications such as ours and reduce the demand for our application suite.
     The Internet has experienced, and is expected to continue to experience, significant user and traffic growth, which has, at times, caused user frustration with slow access and download times. If the Internet infrastructure is unable to support the demands placed on it, or if hosting capacity becomes scarce, our business growth may be adversely affected. If we fail to meet service level commitments, customers may be entitled to credits, refunds to the extent of cash paid for future services, or termination.

     We may acquire other companies or technologies, which could divert our management’s attention, result in additional dilution to our stockholders and otherwise disrupt our operations and harm our operating results.
     We may in the future seek to acquire or invest in businesses, products or technologies that we believe could complement or expand our application suite, enhance our technical capabilities or otherwise offer growth opportunities. The pursuit of potential acquisitions may divert the attention of management and cause us to incur various expenses in identifying, investigating and pursuing suitable acquisitions, whether or not they are consummated.
     In addition, we do not have any experience in acquiring other businesses. If we acquire additional businesses, we may not be able to integrate the acquired personnel, operations and technologies successfully, or effectively manage the combined business following the acquisition. We also may not achieve the anticipated benefits from the acquired business due to a number of factors, including:
•	unanticipated costs or liabilities associated with the acquisition;

•	incurrence of acquisition-related costs;

•	diversion of management’s attention from other business concerns;

•	harm to our existing business relationships with business partners and customers as a result of the acquisition;

•	the potential loss of key employees;

•	use of resources that are needed in other parts of our business; and

•	use of substantial portions of our available cash to consummate the acquisition.
     In addition, a significant portion of the purchase price of companies we acquire may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. In the future, if our acquisitions do not yield expected returns, we may be required to take charges to our operating results based on this impairment assessment process, which could harm our results of operations.
     Acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect our operating results. In addition, if an acquired business fails to meet our expectations, our operating results, business and financial condition may suffer.
     We might require additional capital to support business growth, and this capital might not be available on acceptable terms, or at all.
     We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to expand sales and marketing activities, develop new features and modules to enhance our existing application suite, to enhance our operating infrastructure and to acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Any debt financing secured by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which might make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. In addition, we may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly limited.

     Our business is subject to changing regulations regarding corporate governance and public disclosure that will increase both our costs and the risk of noncompliance.
     As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act, and rules subsequently implemented by the SEC and The NASDAQ Stock Market, have imposed a variety of new requirements and restrictions on public companies, including requiring changes in corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these new compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.
     The increased costs associated with operating as a public company will increase our net losses, and may cause us to reduce costs in other areas of our business or increase the prices of our application suite to offset the effect of such increased costs. Additionally, if these requirements divert our management’s attention from other business concerns, they could have a material adverse effect on our business, financial condition and results of operations.
     Changes in financial accounting standards or practices may cause adverse, unexpected financial reporting fluctuations and affect our reported results of operations.
     A change in accounting standards or practices can have a significant effect on our reported results and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may adversely affect our reported financial results or the way we conduct our business.
Risks Related to Ownership of Our Common Stock
     There was no market for our common stock prior to our initial public offering, our stock price may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price.
     There was no public market for our common stock prior to our initial public offering on November 19, 2007. An active or liquid market in our common stock may not develop or, if it does develop, may not be sustainable. The trading prices of the securities of technology companies have been and are expected to continue to be highly volatile. The market price of our common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:
•	price and volume fluctuations in the overall stock market;

•	changes in operating performance and stock market valuations of other technology companies generally, or those in our industry in particular;

•	actual or anticipated fluctuations in our operating results;

•	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

•	changes in financial estimates by any securities analysts who follow our company, our failure to meet these estimates, or failure of those analysts to initiate or maintain coverage of our stock;

•	rating downgrades by any securities analysts who follow our company;

•	announcements by us or our competitors of significant technical innovations, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	the public’s response to our press releases or other public announcements, including our filings with the SEC;

•	market conditions or trends in our industry or the economy as a whole;

•	the loss of key personnel;

•	lawsuits threatened or filed against us;

•	future sales of our common stock by our executive officers, directors and significant stockholders; and

•	other events or factors, including those resulting from war, incidents of terrorism or responses to these events.
     In addition, the stock markets have experienced significant price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many technology companies. Stock prices of many technology companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have instituted securities class action litigation following a decline in stock price. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business and adversely affect our business, operating results and financial condition.
     A significant portion of our total outstanding shares may be sold into the market in the near future. If there are substantial sales of shares of our common stock, the price of our common stock could decline.
     The price of our common stock could decline if there are substantial sales of our common stock or if there is a large number of shares of our common stock available for sale. Based on the number of shares outstanding as of September 30, 2007, we will have 49,743,807 outstanding shares of our common stock. This includes the shares that we sold in our initial public offering on November 19, 2007, which may be resold in the public market immediately. The remaining 38,953,807 shares, or 78%, of our outstanding shares after our initial public offering are currently restricted as a result of market standoff and/or lock-up agreements but will be able to be sold in the near future as set forth below.

Number of Shares	Date Available for Sale into Public Market
no shares	Immediately after our initial public offering.

38,953,807 shares	181 days after the date of the prospectus for our initial public offering (November 19, 2007), of which 33,815,901 shares will be subject to the limitations under Rule 144 or 701, of which 202,084 shares will be unvested and subject to our right of repurchase.
     The holders of an aggregate of 32,546,079 shares of our common stock and the holder of a warrant to purchase 499,535 shares of common stock will have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or our stockholders. All of these shares are subject to market standoff and/or lock-up agreements restricting their sale for 180 days after the date of this prospectus.
     The 180-day restricted period under the lock-up agreements with the underwriters will be automatically extended if: (1) during the last 17 days of the 180-day restricted period we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.
     The market price of the shares of our common stock could decline as a result of sales of a substantial number of our shares in the public market or the perception in the market that the holders of a large number of shares intend to sell their shares.

     If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.
     The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We currently do not have and may never obtain research coverage by securities analysts, and industry analysts that currently cover us may cease to do so. If no securities analysts commence coverage of our company, or if industry analysts cease coverage of our company, the trading price for our stock would be negatively impacted. In the event we obtain securities analyst coverage, if one or more of the analysts who cover us downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.
     Our directors, executive officers and principal stockholders have substantial control over us and could delay or prevent a change in corporate control.
     Our directors, executive officers and holders of more than 5% of our common stock, together with their affiliates, will beneficially own, in the aggregate, approximately 78% of our outstanding common stock. As a result, these stockholders, acting together, would have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, these stockholders, acting together, would have the ability to control the management and affairs of our company. Accordingly, this concentration of ownership might harm the market price of our common stock by:
•	delaying, deferring or preventing a change in our control;

•	impeding a merger, consolidation, takeover or other business combination involving us; or

•	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.
     Delaware law and provisions in our restated certificate of incorporation and restated bylaws could make a merger, tender offer or proxy contest difficult, which could depress the trading price of our common stock.
     We are a Delaware corporation and the anti-takeover provisions of Delaware law may discourage, delay or prevent a change of control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change of control would be beneficial to our existing stockholders. In addition, our restated certificate of incorporation and restated bylaws contain provisions that may make the acquisition of our company more difficult without the approval of our Board of Directors, including the following:
•	our Board of Directors is classified into three classes of directors with staggered three-year terms;

•	only our Chairperson of the Board of Directors, our Chief Executive Officer, our President or a majority of our Board of Directors is authorized to call a special meeting of stockholders;

•	our stockholders are only able to take action at a meeting of stockholders and not by written consent;

•	vacancies on our Board of Directors are to be filled only by our Board of Directors and not by our stockholders;

•	our restated certificate of incorporation authorizes undesignated preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval; and

•	advance notice procedures apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders.

USE OF PROCEEDS
     If shares are resold by the Selling Stockholders, we will not receive any proceeds from such sale. The shares will be offered for the respective accounts of the Selling Stockholders. See the sections titled “Selling Stockholders” and “Plan of Distribution” below.
DILUTION

     If you invest in our common stock, your interest will be diluted to the extent of the difference between the price per share you pay for our common stock and the as adjusted pro forma net tangible book value per share of our common stock after our initial public offering on November 19, 2007. After giving effect to (1) our sale in our initial public offering of 10,000,000 shares of common stock at the initial public offering price of $10.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, (2) the repayment in full of the outstanding principal and accrued interest, which was approximately $20.7 million as of September 30, 2007, on our loan from Lighthouse Capital Partners V, L.P., together with approximately $0.3 million of prepayment fees and (3) the expensing of debt issuance and related costs of approximately $1.6 million for this loan, our pro forma as adjusted net tangible book value as of September 30, 2007 would have been approximately $26.5 million, or $0.54 per share of common stock.

SELLING STOCKHOLDERS
     The shares that may be offered from time to time by the Selling Stockholders named below pursuant to this prospectus have been acquired by the Selling Stockholders upon exercise of stock options granted under the 2001 Plan and constitute “restricted securities” or “control securities” within the meaning of the Form S-8.
     The following table sets forth the name of each Selling Stockholder, the amount of common stock beneficially owned by him or her as of October 31, 2007, the amount of common stock that he or she may offer and the amount of common stock to be beneficially owned by him or her subsequent to this offering. Since each Selling Stockholder may sell all or some portion of the shares of common stock beneficially owned, only an estimate (assuming that he or she sells all of the shares offered hereby) can be given as to the number of shares of common stock that will be beneficially owned by him or her subsequent to this offering. To our knowledge, none of the Selling Stockholders is a broker-dealer or an affiliate of a broker-dealer.
     Beneficial ownership is determined in accordance with the rules of the Commission and thus represents voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of October 31, 2007, are deemed to be outstanding and to be beneficially owned by the person holding the stock options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
     Percentage ownership of our common stock before this offering is based on 51,528,394 shares of our common stock outstanding as of October 31, 2007, which includes 32,550,241 shares of common stock resulting from the automatic conversion of all outstanding shares of our preferred stock upon the completion of our initial public offering, as if this conversion had occurred as of October 31, 2007, and includes our sale of 10,000,000 shares of common stock and the exercise of the underwriters’ option to purchase an additional 1,618,500 shares of common stock in our initial public offering, as if this sale had occurred as of October 31, 2007.

				Number of
	Shares Beneficially			Shares	Shares Beneficially
	Owned Before Offering			Registered	Owned After Offering
Name of Beneficial Owners	Number	Percentage		Number	Number	Percentage
Erik Berggren(1)	3,333	*	%	2,917	416	*	%
Brian Brett(2)	10,000	*		10,000	—	*
John Buie(3)	97,500	*		92,500	5,000	*
Douglas J. Burgum(4)	280,000	*		250,000	30,000	*
Kevin Copithorne(5)	6,250	*		5,000	1,250	*
Eric C.W. Dunn(6)	3,652,761	7.1		50,000	3,602,761	7.0
Bruce C. Felt, Jr.(7)	500,000	*		400,000	100,000	*
Lim Foo(8)	531	*		531	—	*
Eugene D. Galvez(9)	2,250	*		1,625	625	*
Ricardo Lacson(10)	4,312	*		3,375	937	*
Elizabeth A. Nelson(11)	130,000	*		50,000	80,000	*
Veronique K. Newman(12)	2,166	*		1,583	583	*
Namdar Saleh(13)	10,500	*		6,500	4,000	*
Steven Sommer(14)	60,000	*		60,000	—	*
Randy Stevens(15)	65,625	*		65,625	—	*
David N. Strohm(16)	13,483,781	26.2		50,000	13,433,781	26.1
David G. Whorton(17)	102,035	*		50,000	52,035	*
Andreas Zwimpfer(18)	6,833	*		4,375	2,458	*

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	Includes 416 shares subject to a stock option that is exercisable within 60 days of October 31, 2007. Mr. Berggren acquired ownership of 2,917 shares pursuant to the exercise of a stock option in 2007. Other than his employment with us and the exercise of a stock option, neither we nor our predecessors or affiliates have had a material relationship with Mr. Berggren during the last three years.

(2)	Mr. Brett acquired ownership of 10,000 shares pursuant to the exercise of stock options in 2007. Other than his employment with us and the exercise of stock options, neither we nor our predecessors or affiliates have had a material relationship with Mr. Brett during the last three years.

(3)	Includes 5,000 shares subject to a stock option that is exercisable within 60 days of October 31, 2007. Mr. Buie acquired ownership of 92,500 shares pursuant to the exercise of stock options in 2006 and 2007. Other than his employment with us and the exercise of stock options, neither we nor our predecessors or affiliates have had a material relationship with Mr. Buie during the last three years.

(4)	Includes 30,000 shares subject to a stock option that is exercisable within 60 days of October 31, 2007. Mr. Burgum acquired ownership of 250,000 shares pursuant to the exercise of a stock option in 2007. Other than his service as a member of our Board of Directors and the exercise of a stock option, neither we nor our predecessors or affiliates have had a material relationship with Mr. Burgum during the last three years.

(5)	Includes 1,250 shares subject to a stock option that is exercisable within 60 days of October 31, 2007. Mr. Copithorne acquired ownership of 5,000 shares pursuant to the exercise of stock options in 2006 and 2007. Other than his employment with us and the exercise of stock options, neither we nor our predecessors or affiliates have had a material relationship with Mr. Copithorne during the last three years.

(6)	Includes 129,699 shares held by Cardinal Venture Affiliates, L.P. and 3,473,062 shares held by CVP SBIC, L.P. Cardinal Venture Affiliates, L.P. and CVP SBIC, L.P. are managed by Cardinal Ventures LLC. Mr. Dunn, Christian Borcher, Derek Blazesky, Joyce Chung and Christopher Hadsell are the Managing Members of Cardinal Ventures LLC, and share voting and investment control over these shares. The Managing Members of Cardinal Ventures LLC disclaim beneficial ownership except to the extent of their respective direct pecuniary interests in these shares. Mr. Dunn acquired ownership of 50,000 shares pursuant to the exercise of a stock option in 2007. Other than his service as a member of our Board of Directors, the exercise of a stock option and the purchase of our common stock by Cardinal Venture Affiliates, L.P. and CVP SBIC, L.P., neither we nor our predecessors or affiliates have had a material relationship with Mr. Dunn during the last three years.

(7)	Includes 100,000 shares subject to a stock option that is exercisable within 60 days of October 31, 2007. Mr. Felt acquired ownership of 400,000 shares pursuant to the exercise of a stock option in 2007. Other than his employment with us as our Chief Financial Officer and the exercise of a stock option, neither we nor our predecessors or affiliates have had a material relationship with Mr. Felt during the last three years.

(8)	Mr. Foo acquired ownership of 531 shares pursuant to the exercise of a stock option in 2007. Other than his employment with us and the exercise of a stock option, neither we nor our predecessors or affiliates have had a material relationship with Mr. Foo during the last three years.

(9)	Includes 625 shares subject to a stock option that is exercisable within 60 days of October 31, 2007. Mr. Galvez acquired ownership of 1,625 shares pursuant to the exercise of a stock option in 2007. Other than his employment with us and the exercise of a stock option, neither we nor our predecessors or affiliates have had a material relationship with Mr. Galvez during the last three years.

(10)	Includes 937 shares subject to a stock option that is exercisable within 60 days of October 31, 2007. Mr. Lacson acquired ownership of 3,375 shares pursuant to the exercise of a stock option in 2007. Other than his employment with us and the exercise of a stock option, neither we nor our predecessors or affiliates have had a material relationship with Mr. Lacson during the last three years.

(11)	Includes 30,000 shares subject to a stock option that is exercisable within 60 days of October 31, 2007. Ms. Nelson acquired ownership of 50,000 shares pursuant to the exercise of a stock option in 2007. Other than her service as a member of our Board of Directors, the exercise of a stock option and the purchase of our common stock, neither we nor our predecessors or affiliates have had a material relationship with Ms. Nelson during the last three years.

(12)	Includes 583 shares subject to a stock option that is exercisable within 60 days of October 31, 2007. Ms. Newman acquired ownership of 1,583 shares pursuant to the exercise of a stock option in 2007. Other than her employment with us and the exercise of a stock option, neither we nor our predecessors or affiliates have had a material relationship with Ms. Newman during the last three years.

(13)	Includes 4,000 shares subject to a stock option that is exercisable within 60 days of October 31, 2007. Mr. Saleh acquired ownership of 6,500 shares pursuant to the exercise of a stock option in 2007. Other than his employment with us and the exercise of a stock option, neither we nor our predecessors or affiliates have had a material relationship with Mr. Saleh during the last three years.

(14)	Mr. Sommer acquired ownership of 60,000 shares pursuant to the exercise of a stock option in 2007. Other than his employment with us and the exercise of a stock option, neither we nor our predecessors or affiliates have had a material relationship with Mr. Sommer during the last three years.

(15)	Mr. Stevens acquired ownership of 65,625 shares pursuant to the exercise of a stock option in 2007. Other than his employment with us and the exercise of a stock option, neither we nor our predecessors or affiliates have had a material relationship with Mr. Stevens during the last three years.

(16)	Includes 12,880,787 shares held by Greylock Equity Limited Partnership. Greylock Equity GP Limited Partnership is the General Partner of Greylock Equity Limited Partnership. Mr. Strohm, Henry F. McCance, Howard E. Cox, Jr., William W. Helman, William S. Kaiser and Roger L. Evans are the General Partners of Greylock Equity GP Limited Partnership and share voting and investment control over these shares and disclaim beneficial ownership except to the extent of their respective direct pecuniary interests in these shares. Also includes 222,010 shares held by Mapache Investments, L.P. Mr. Strohm is a General Partner of Mapache Investments, L.P. Mr. Strohm has voting and investment control over these shares and disclaims beneficial ownership except to the extent of his direct pecuniary interest in these shares. Mr. Strohm acquired ownership of 50,000 shares pursuant to the exercise of a stock option in 2007. Other than his service as a member of our Board of Directors, the exercise of a stock option and the purchase of our common stock directly and by Greylock Equity Limited Partnership, neither we nor our predecessors or affiliates have had a material relationship with Mr. Strohm during the last three years.

(17)	Mr. Whorton acquired ownership of 50,000 shares pursuant to the exercise of a stock option in 2007. Other than his service as a member of our Board of Directors, the exercise of a stock option and the purchase of our common stock, neither we nor our predecessors or affiliates have had a material relationship with Mr. Whorton during the last three years.

(18)	Includes 2,458 shares subject to stock options that are exercisable within 60 days of October 31, 2007. Mr. Zwimpfer acquired ownership of 4,375 shares pursuant to the exercise of a stock option in 2007. Other than his employment with us and the exercise of a stock option, neither we nor our predecessors or affiliates have had a material relationship with Mr. Zwimpfer during the last three years.

PLAN OF DISTRIBUTION
     The purpose of this prospectus is to allow the Selling Stockholders to offer for sale and sell all or a portion of their shares acquired pursuant to the exercise of stock options granted under the 2001 Plan. The Selling Stockholders and their successors, including their transferees, pledgees or donees or their successors, may sell the shares of common stock offered under this prospectus directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved. Neither we nor the Selling Stockholders can presently estimate the amount of this compensation.
     The Selling Stockholders are subject to lock-up agreements or market standoff provisions that prohibit them from offering for sale, selling, granting any option for the sale of, transferring or otherwise disposing of such shares for a period of at least 180 days as described in “Shares Eligible for Future Sale – Lock-Up Agreements” in our prospectus filed on November 20, 2007 with the Commission. In addition, shares to be offered or resold by means of this prospectus by the Selling Stockholders may not exceed, during any three-month period, the amount specified in Rule 144(e) under the Securities Act.
     The common stock offered under this prospectus may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:
•	on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market; or

•	through the writing of stock options, whether the stock options are listed on an options exchange or otherwise.
     The aggregate proceeds to the Selling Stockholder from the sale of the common stock offered by them will be the purchase price of the common stock less discounts and commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.
     Our outstanding common stock is listed for trading on the NASDAQ Global Market.
     The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. If the Selling Stockholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, the Selling Stockholder will be subject to the prospectus delivery requirements of the Securities Act.
     In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 of the Securities Act rather than pursuant to this prospectus. A Selling Stockholder may not sell any common stock described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus.
     To the extent required, the specific common stock to be sold, the names of the Selling Stockholder, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part. This prospectus also may be used, with our consent, by donees or pledgees of the Selling Stockholder, or by other persons acquiring shares and who wish to offer and sell shares under circumstances requiring or making desirable its use.
     In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

LEGAL MATTERS
     The validity of the shares of common stock offered hereby will be passed upon for us by Fenwick & West LLP, Mountain View, California.
EXPERTS
     Ernst & Young LLP, an independent registered public accounting firm, has audited our consolidated financial statements at December 31, 2005 and 2006 and for each of the three years in the period ended December 31, 2006, included in our prospectus filed on November 20, 2007 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1 (File No. 333-144758), as set forth in their report which is incorporated by reference in this prospectus and elsewhere in the registration statement. We have incorporated by reference our consolidated financial statements in this prospectus in reliance on Ernst & Young LLP’s report given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
     We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are required to file reports, proxy statements and other information with the SEC. All such filings are available at the SEC Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our filings are also available free of charge at the website of the SEC at www.sec.gov or our website at www.successfactors.com. A copy of any document incorporated by reference in the registration statement of which this prospectus forms a part but which is not delivered with this prospectus will be provided by us without charge to any person to whom this prospectus has been delivered upon oral or written request to that person. Requests for documents should be directed to SuccessFactors, Inc., Attention: General Counsel, 1500 Fashion Island Blvd., Suite 300, San Mateo, California, 94404, telephone number (650) 645-2000.
     Where we summarize in this prospectus the material terms of any contract, agreement or other document filed as an exhibit to the registration statement, the summary information provided in the prospectus is less complete than the actual contract, agreement or document. You should refer to the exhibits to the registration statement of which this prospectus forms a part for copies of the actual contract, agreement or document.
INCORPORATION OF DOCUMENTS BY REFERENCE
     The following documents filed by us with the SEC pursuant to the Securities Act and the Exchange Act are incorporated herein by reference into this prospectus:
(a)	The Registrant’s prospectus filed on November 20, 2007 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1 (File No. 333-144758); and

(b)	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Amendment No. 1 to Form 8-A filed on November 13, 2007 under Section 12(b) of the Exchange Act which incorporates by reference the “Description of Capital Stock” as set forth in Registrant’s Registration Statement on Form S-1 (File No. 333-144758) and as originally filed with the SEC on July 20, 2007, as subsequently amended, and in the prospectus filed by the Registrant pursuant to Rule 424(b) under the Securities Act, including any amendment or report filed for the purpose of updating such description.
     In addition, all documents which we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering, shall be deemed to be incorporated by reference herein and to be a part of this prospectus from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

1,104,031 SHARES
COMMON STOCK, PAR VALUE $0.001

Prospectus

December 7, 2007

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by the Registrant with the Commission pursuant to the Securities Act and Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:
(a)	The Registrant’s prospectus filed on November 20, 2007 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1, as amended (File No. 333-144758), or the Form S-1; and

(b)	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Amendment No. 1 to Form 8-A filed on November 13, 2007 under Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.
     Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to its directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.
     As permitted by the Delaware General Corporation Law, the Registrant’s restated certificate of incorporation contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:
•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.
     As permitted by the Delaware General Corporation Law, the Registrant’s restated bylaws provide that:
•	the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

•	the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law;

•	the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions; and

•	the rights conferred in the restated bylaws are not exclusive.
     In addition, the Registrant has entered into indemnity agreements with each of its current directors and executive officers to provide them with additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s restated certificate of incorporation and restated bylaws and to provide additional procedural protections. The indemnification provisions in the Registrant’s restated certificate of incorporation and restated bylaws and the indemnification agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.
     The Registrant currently carries liability insurance for its directors and officers.
     The Underwriting Agreement relating to the Registrant’s initial public offering, effected pursuant to the Registrant’s Registration Statement on Form S-1, obligates Registrant’s underwriters to indemnify Registrant and its directors and officers for certain liabilities, including certain liabilities arising under the Securities Act. Reference is hereby made to the form of Underwriting Agreement filed as Exhibit 1.1 to the Registrant’s Registration Statement on Form S-1.
     See also the undertakings set out in response to Item 9 hereof.
Item 7. Exemption From Registration Claimed.
     The shares being reoffered and resold pursuant to the prospectus included herein were issued pursuant to the 2001 Plan registered hereby and were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act or Regulation D and Regulation S promulgated thereunder, as transactions by an issuer not involving a public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationship with the Registrant, to information about the Registrant.
Item 8. Exhibits.
     The following exhibits are filed as part of this Registration Statement:

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith
4.1	Restated Certificate of Incorporation of Registrant, to be in effect upon the completion of Registrant’s initial public offering of its common stock.	S-1	333-144758	3.2	10/31/07

4.2	Amended and Restated Bylaws of Registrant, to be in effect upon the completion of Registrant’s initial public offering of its common stock.	S-1	333-144758	3.4	10/31/07

4.3	Form of Registrant’s common stock certificate.	S-1	333-144758	4.1	10/31/07

4.4	Fourth Amended and Restated Investor Rights Agreement, dated as of May 19, 2006, between Registrant and certain Stockholders of Registrant.	S-1	333-144758	4.2	7/20/07

4.5	2001 Stock Option Plan.	S-1	333-144758	10.2	7/20/07

4.6	Form of Stock Option Agreement and Exercise Notice and Restricted Stock Purchase Agreement under the 2001 Stock Option Plan.	S-1	333-144758	10.3	7/20/07

4.7	2007 Equity Incentive Plan.	S-1	333-144758	10.4	11/13/07

4.8	Form of Notice of Stock Option Grant, Stock Option Agreement and Stock Option Exercise Agreement, Notice of Restricted Stock Award Grant and Restricted Stock Purchase Agreement, Notice of Restricted Stock Unit Grant and Restricted Stock Unit Agreement, Notice of Stock Bonus Award Grant and Stock Bonus Agreement and Notice of Stock Appreciation Right Grant and Stock Appreciation Right Agreement under the 2007 Equity Incentive Plan.	S-1	333-144758	10.5	11/9/07

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith
5.1	Opinion of Fenwick & West LLP.					X

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.					X

23.2	Consent of Fenwick & West LLP (contained in Exhibit 5.1).					X

24.1	Power of Attorney (included on Page II-5 of this Registration Statement).					X
Item 9. Undertakings.
A. The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.
B. The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on this 7th day of December, 2007.

SUCCESSFACTORS, INC.
By:	/s/ Lars Dalgaard
Lars Dalgaard
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Lars Dalgaard, Bruce C. Felt, Jr. and Julian K. Ong, and each of them, as his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date
/s/ Lars Dalgaard Lars Dalgaard	President, Chief Executive Officer and Director (Principal Executive Officer)	December 7, 2007
/s/ Bruce C. Felt, Jr. Bruce C. Felt, Jr.	Chief Financial Officer (Principal Accounting and Financial Officer)	December 7, 2007
/s/ David N. Strohm David N. Strohm	Chairperson of the Board of Directors	December 4, 2007
/s/ Douglas J. Burgum Douglas J. Burgum	Director	December 4, 2007
/s/ Eric C.W. Dunn Eric C.W. Dunn	Director	December 4, 2007
/s/ William E. McGlashan, Jr. William E. McGlashan, Jr.	Director	December 5, 2007
/s/ Elizabeth A. Nelson Elizabeth A. Nelson	Director	December 4, 2007
/s/ David G. Whorton David G. Whorton	Director	December 4, 2007

EXHIBIT INDEX

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith
4.1	Restated Certificate of Incorporation of Registrant, to be in effect upon the completion of Registrant’s initial public offering of its common stock.	S-1	333-144758	3.2	10/31/07

4.2	Amended and Restated Bylaws of Registrant, to be in effect upon the completion of Registrant’s initial public offering of its common stock.	S-1	333-144758	3.4	10/31/07

4.3	Form of Registrant’s common stock certificate.	S-1	333-144758	4.1	10/31/07

4.4	Fourth Amended and Restated Investor Rights Agreement, dated as of May 19, 2006, between Registrant and certain Stockholders of Registrant.	S-1	333-144758	4.2	7/20/07

4.5	2001 Stock Option Plan.	S-1	333-144758	10.2	7/20/07

4.6	Form of Stock Option Agreement and Exercise Notice and Restricted Stock Purchase Agreement under the 2001 Stock Option Plan.	S-1	333-144758	10.3	7/20/07

4.7	2007 Equity Incentive Plan.	S-1	333-144758	10.4	11/13/07

4.8	Form of Notice of Stock Option Grant, Stock Option Agreement and Stock Option Exercise Agreement, Notice of Restricted Stock Award Grant and Restricted Stock Purchase Agreement, Notice of Restricted Stock Unit Grant and Restricted Stock Unit Agreement, Notice of Stock Bonus Award Grant and Stock Bonus Agreement and Notice of Stock Appreciation Right Grant and Stock Appreciation Right Agreement under the 2007 Equity Incentive Plan.	S-1	333-144758	10.5	11/9/07

5.1	Opinion of Fenwick & West LLP.					X

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.					X

23.2	Consent of Fenwick & West LLP (contained in Exhibit 5.1).					X

24.1	Power of Attorney (included on Page II-5 of this Registration Statement).					X